EXHIBIT 10.18(b)

2007 AMENDMENT TO
EMISPHERE TECHNOLOGIES, INC.
2000 STOCK OPTION PLAN

          The Board amends the Plan, effective February 12, 2007, as follows:

          Section 12(a) is hereby amended by replacing the current text with the following text:

          Changes in Capitalization.  The number of shares of Common Stock covered by each outstanding Option, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  All such adjustments shall be made by the Administrator and effected in a manner that precludes the enlargement of rights and benefits under the Options.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.